UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2009

TXP CORPORATION (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-49743 (Commission File Number)	88-0443110 (IRS Employer Identification No.)

1299 Commerce Drive, Richardson, Texas 75081 Telephone No.: (214) 575-9300 (Address and telephone number of Registrant's principal executive offices and principal place of business)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

ྎ	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

ྎ	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

ྎ	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

ྎ	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2009, the board of directors of TXP Corporation (the “Company”) appointed Mr. Roland Ho as a director of the Company.  Mr. Ho and the Company entered into a Credit Agreement dated as of July 6, 2009 under which Mr. Ho provided debtor in possession financing to the Company and the Company agreed to cause Mr. Ho to be appointed to the board. Other than as set forth in the preceding sentence, there are no understandings or arrangements between Mr. Ho and any other person pursuant to which Mr. Ho was selected as a member of the board of directors of the Company. Mr. Ho does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.

Mr. Ho heads Ascent Investment Management, a Los Angeles-based asset management firm that focuses on fixed income strategies.  Prior to founding Ascent, Mr. Ho co-founded and co-managed an investment team at Trust Company of the West (TCW).  Founded in 2001, this investment team grew to be one of the most profitable business units in TCW, with a size of over 40 investment professionals and assets under management of over $35 billion.  Prior to his tenure at TCW, Mr. Ho headed the investment research team at Hyperion Capital Management in New York.  Mr. Ho holds a B.A. degree and an M.A. degree in Electrical Science from Cambridge University, England.  He also studied for his doctorate in Mathematics at the Imperial College, University of London.  Mr. Ho is a CFA charter holder.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

 (c) Shell company transactions.

Not applicable.

(d) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TXP CORPORATION

Date: July 20, 2009	By:	/s/ Michael C. Shores
Michael C. Shores
Chief Executive Officer